Exhibit 99.1

NEWS

One University Plaza, Suite 307 Hackensack, NJ 07601 Tel: 201-808-8400

Champions Oncology Reports 50% Revenue Growth, Accelerated Progress on Path to Profitability and Future Role Changes of the Senior Leadership

Hackensack, NJ – November 29, 2016 – Champions Oncology, Inc. (Nasdaq: CSBR), engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs, today announced its financial results for the second quarter ended October 31, 2016.

Second Quarter and Recent Business Highlights:

•	Record quarterly revenue of $4.5 million;

•	Second quarter revenue growth of 50%; 59% growth in TOS segment;

•	Reaffirms annual revenue guidance for current fiscal year of $16 - 18 million;

•	Quarterly cash burn reduced to less than $150,000 with $4.3 million of cash at the end of the quarter;

•	Signed $2 million pre-clinical pharmacology contract with large pharmaceutical customer; and

•	Initiates leadership transition process for calendar year 2017 to drive innovation and accelerated growth.

Joel Ackerman, CEO of Champions, commented, “This was truly a milestone quarter for Champions. We have been focused over the last 2 years on achieving profitability while continuing to invest in expanding our technology and products. We reached this important step in the Company’s evolution by growing our customer base, delivering high quality studies and managing our costs. With 50% revenue growth and a lower cost base than last year, we have delivered on this ambitious objective ahead of schedule. Looking forward, we remain confident we will achieve our projected revenue of $16 - 18 million for our fiscal year ending April 2017. This quarter’s profitability was achieved without any one-time revenue items or non-recurring events while continuing to invest approximately $4 million per year in innovative research and development. We are now poised to shift our attention to the next phase of strategic growth.”

New Strategic Emphasis

Dr. Ronnie Morris, the company’s President added, “We have spent considerable time with the Board of Directors developing the next phase of our strategic plan. We have concluded that now is the right time to shift the emphasis of the company’s strategic efforts towards innovation. We are committed to increasing our profitability and improving cash flow while simultaneously pursuing an accelerated growth path driven by new uses of PDX and related product offerings. We have built a customer base of almost 150 pharmaceutical and biotech companies that work with Champions because of our powerful platform and operational excellence. Many customers have talked to us about expanding our technology and platform to provide them with enhanced products and services based on our current offering. We are now ramping up our efforts to develop these innovations and meet our customers’ demands.”

Exhibit 99.1

Senior Leadership Changes

To align the Company’s senior management resources with this increased focus on innovation, the Company is announcing a re-alignment of certain roles at Champions. Dr. Philip Breitfeld, a recent addition to the company’s board of directors, will assume the position of Chief Strategic and Innovation Officer of the Company. Dr. Breitfeld, a medical oncologist, has over 30 years of experience in oncology research and drug development. He has held positions as Senior Medical Director and Head of the Global Clinical Oncology Development Unit in the U.S. for Merck KGaA and as Associate Chief Medical Officer at Biocryst. Most recently he was Global Vice President at Quintiles' responsible for the Therapeutic Centers of Excellence, where his focus was business development and innovation. This change is anticipated to occur during December 2016.

In addition, Joel Ackerman, current CEO, will shift his role to Chairman of the Board of Directors. Dr. Ronnie Morris, current President of Champions, will assume the role of CEO. Dr. David Sidransky, the founder of Champions and current Chairman of the Board of Directors, will assume the role of lead director. These changes will take effect in January 2017. Dr. David Sidransky commented, “Now that we have proven the business model, we wanted to align the senior team with the new strategic emphasis of the company. As President of Champions for the last six years, Ronnie is intimately familiar with every aspect of the company’s business. We have developed a plan that ensures a smooth and gradual transition to the new strategic phase. We look forward to Joel’s continued involvement in the oversight of the company’s financial and operational performance. I look forward to working closely with Ronnie, Phil and the rest of the team on the next phase of growth.”

Financial Results

For the second quarter of fiscal 2017, revenue was $4.5 million, as compared to $2.9 million for the second quarter 2016, an increase of 50%. Total operating expense for the second quarter fiscal 2017 was $5 million as compared to $5.5 million for the second quarter 2016, a decrease of 9.4%. Revenue was $8.1 million and $5.8 million for the six months ended October 31, 2016 and 2015, respectively, an increase of $2.3 million or 40.3%.

For the second quarter of fiscal 2017 and 2016, Champions reported a loss from operations of $493,000 and $2.5 million, respectively. Excluding stock-based compensation of $535,000 and $748,000 for the three months ended October 31, 2016 and 2015, respectively, Champions recognized a gain from operations of $42,000 and loss from operations of $1.75 million for second quarter 2017 and 2016, respectively.

For the six months ended October 31, 2016 and 2015, Champions reported a loss from operations of $3.0 million and $5.4 million, respectively, a decrease of $2.4 million or (44%). Excluding stock-based compensation of $1.7 million and $1.5 million for the six months ended October 31, 2016 and 2015, Champions recognized loss from operations of $1.3 million and $3.9 million, respectively.

Net cash used in operations was $2.6 and $5.1 million for the six months ended October 31, 2016 and 2015, respectively, a decrease of $2.5M or (49.4%). The reduction in cash burn is the result of revenue growth, aggressive expense management and payments received in advance of revenue recognition.

Net cash used in operations for the second quarter of fiscal 2017 was $117,000. The company ended the quarter with $4.3 million of cash and cash equivalents on the balance sheet.

Exhibit 99.1

Translational Oncology Services (TOS) revenue was $4.0 million and $2.5 million for the three months ended October 31, 2016 and 2015, respectively, an increase of $1.5 million or 59.4%. The increase is due to increased bookings in prior quarters, both in the number and size of the studies, and the addition of new customers.

TOS cost of sales was $1.8 million and $1.4 million for the three months ended October 31, 2016 and 2015, respectively, an increase of $400,000, or 26.7%. For the three months ended October 31, 2016 and 2015, gross margin for TOS was 53.8% and 41.9%, respectively. The increase in TOS cost of sales was due to an increase in TOS studies. The improvement in gross margin was due to higher TOS revenue leveraged off the fixed cost component of the lab and effective management of the variable lab costs.

Personalized Oncology Services (POS) revenue was $497,000 and $486,000 for the three months ended October 31, 2016 and 2015, respectively, an increase of $11,000 or 2.3%.

POS cost of sales was $374,000 and $568,000 for the three months ended October 31, 2016 and 2015, respectively, a decrease of $194,000, or (34.2%). For the three months ended October 31, 2016 and 2015, gross margin for POS was 24.7% and negative (16.9%), respectively. The improvement is attributed to the increase in higher margin sequencing revenue and aggressively managing our lab costs.

Research and development expense was $1 million and $919,000 for the three months ended October 31, 2016 and 2015, respectively, an increase of $89,000, or 9.7%. Sales and marketing expense for the three months ended October 31, 2016 and 2015 was $717,000 and $834,000 respectively, a decrease of $117,000, or (14.0%). The decrease is due to the consolidation of sales and marketing personnel resources of the POS and TOS division. General and administrative expense was $1.0 million and $1.7 million for the three months ended October 31, 2016 and 2015, respectively, a decrease of $700,000 or 39.9%. The decrease is primarily due to a decrease of $213,000 in stock compensation expense, along with reductions in legal and audit fees $150,000 and personnel related expenses of $100,000.

Conference Call Information:

The Company will host a conference call today at 4:30 p.m. EST (1:30 p.m. PST) to discuss its second quarter financial results. To access the conference call, domestic participants should dial 800-875-3456, Canadian participants should dial 800-648-0973, and international participants should dial 302-607-2001. The participant passcode is “Champions”.

Full details of the Company’s financial results will be available Wednesday December 14, 2016 in the Company’s Form 10-Q at www.championsoncology.com.

* Non-GAAP Financial Information

See the attached Reconciliation of GAAP net loss to non-GAAP net loss for an explanation of the amounts excluded to arrive at non-GAAP net loss and related non-GAAP net loss per share amounts for the three months ended October 31, 2016 and 2015. Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before and after certain items that would not otherwise be apparent on a GAAP basis. Certain unusual or non-recurring items that management does not believe affect the Company’s basic operations do not meet the GAAP definition of unusual or non-

Exhibit 99.1

recurring items. Non-GAAP net loss and non-GAAP loss per share are not, and should not be viewed as a substitute for similar GAAP items. Champions’ defines non-GAAP dilutive loss per share amounts as non-GAAP net loss divided by the weighted average number of diluted shares outstanding. Champions’ definition of non-GAAP net loss and non-GAAP diluted loss per share may differ from similarly named measures used by others.

About Champions Oncology, Inc.

Champions Oncology, Inc. is engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs. The Company’s TumorGraft technology platform is a novel approach to personalizing cancer care based upon the implantation of primary human tumors in immune deficient mice followed by propagation of the resulting engraftments, or TumorGrafts, in a manner that preserves the biological characteristics of the original human tumor in order to determine the efficacy of a treatment regimen. The Company uses this technology in conjunction with related services to offer solutions for two customer groups: Personalized Oncology Solutions, in which results help guide the development of personalized treatment plans, and Translational Oncology Solutions, in which pharmaceutical and biotechnology companies seeking personalized approaches to drug development can lower the cost and increase the speed of developing new drugs. TumorGrafts are procured through agreements with a number of institutions in the U.S. and overseas as well as through Champions’ Personalized Oncology Solutions business. For more information, please visit www.championsoncology.com.

This press release may contain "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Oncology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Oncology's Form 10-K for the fiscal year ended April 30, 2016 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Oncology's future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Oncology's expectations, except as required by law.

Champions Oncology, Inc.
(Dollars in thousands except per share amounts)

Reconciliation of GAAP to Non-GAAP Net Gain (Loss) (Unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2016	2015	2016	2015
Net loss - GAAP	$(504)	$(2,548)	$(3,051)	$(5,461)
Less:
Stock-based compensation	535	748	1,664	1,523
Net gain (loss) - non-GAAP	$31	$(1,800)	$(1,387)	$(3,938)

Reconciliation of GAAP EPS to Non-GAAP EPS (Unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2016	2015	2016	2015
EPS – GAAP	$(0.05)	$(0.29)	$(0.32)	$(0.63)
Less:
Effect of stock-based compensation on EPS	0.05	0.09	0.17	0.18
EPS - non-GAAP	$—	$(0.20)	$(0.15)	$(0.45)

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2016	2015	2016	2015
TOS operating revenue	3,960	2,485	7,119	4,822
POS operating revenue	$497	$486	$1,007	$971
Total operating revenue	$4,457	$2,971	$8,126	$5,793
Cost of TOS	1,829	1,443	3,879	3,056
Cost of POS	374	568	847	1,228
Research and development	1,008	919	2,219	2,019
Sales and marketing	717	834	1,643	1,863
General and administrative	1,022	1,700	2,555	3,017
Loss from Operations	$(493)	$(2,493)	$(3,017)	$(5,390)
Other (Expense)	(16)	(14)	(25)	(24)
Net Loss before provision for income taxes	$(509)	$(2,507)	$(3,042)	$(5,414)
Income taxes	(5)	41	9	47
Net Loss	$(504)	$(2,548)	$(3,051)	$(5,461)

Condensed Consolidated Balance Sheets as of (Unaudited)

	October 31, 2016	April 30, 2016
Cash and cash equivalents	$4,328	$2,585
Accounts receivable	1,891	1,312
Other current assets	445	443
Total current assets	6,664	4,340

Restricted cash	150	150
Property and equipment, net	561	618
Goodwill	669	669
Total assets	$8,044	$5,777
Accounts payable and accrued liabilities	$1,454	$2,167
Deferred revenue	3,144	3,139
Total current liabilities	4,598	5,306
Other Non-current Liability	241	233
Stockholders’ equity	3,205	238
Total liabilities and stockholders’ equity	$8,044	$5,777

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended October 31,
	2016	2015
Cash flows from operating activities:
Net Loss	$(3,051)	$(5,461)
Adjustments to reconcile net cash used in operations:
Stock-based compensation expense	1,664	1,523
Depreciation and amortization expense	84	76
Allowance for doubtful accounts	(2)	34
Changes in operating assets and liabilities	(1,287)	(1,299)
Net cash used in operating activities	(2,592)	(5,127)

Cash flows from investing activities:
Purchases of property and equipment	(28)	(44)
Net cash used in investing activities:	(28)	(44)

Cash flows from financing activities:
Public Offering June 2016, net of financing costs of $742,000	4,340	—
Payment of issuance costs related to 2015 Private Placement	—	(18)
Capital lease payments	8	(11)
Issuance of common stock	15	—
Net cash provided by (used in) financing activities:	4,363	(29)

Increase (decrease) in cash and cash equivalents	1,743	(5,200)
Cash and cash equivalents, beginning of period	2,585	9,357
Cash and cash equivalents, end of period	$4,328	$4,157